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                                                           OMB APPROVAL
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                                                  OMB Number         3235-0104
                                                  Expires:  September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   WAI Acquisition Corp.
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   (Last)               (First)                 (Middle)

c/o Western Atlas Inc.          10205 Westheimer Road
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                                    (Street)

Houston                             Texas                         77042
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

4/10/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)

Pending
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4. Issuer Name and Ticker or Trading Symbol

3-D Geophysical, Inc. (NASDAQ:TDGO)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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   Common Stock, $.01 par value (1)      11,231,750 shares           D (2)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) Including the associated Preferred Share Purchase Rights issued pursuant to the Rights Agreement, dated as of July 17, 1997, between 3-D Geophysical, Inc. (the "Company") and American Securities Transfer & Trust, Inc.

(2) WAI Acquisition Corp., a wholly owned subsidiary of Western Atlas Inc., acquired these shares pursuant to a tender offer for all outstanding shares of Common Stock, $.01 par value, of the Company.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Explanation of Responses:









WAI ACQUISITION CORP.


            /s/ James E. Brasher                             April 20, 1998
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      **Signature of Reporting Person                             Date
              James E. Brasher
               Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



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